EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the ordinary shares, $0.0001 par value per share, of Dragon Victory International Limited. shall be filed on behalf of the undersigned.

September 25, 2017

Honesty Heart Ltd*

By:	/s/ Yu Han
Name: Yu Han
Title: Sole Director

/s/ Yu Han
Yu Han*